Exhibit 99.1

TransDigm Group Incorporated Announces New Board Member

Cleveland, Ohio, April 19, 2011/PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, announced today the appointment of William Dries to its Board of Directors to replace David Barr, who resigned from the Board on April 14, 2011. Mr. Barr served since the initial public offering in 2006 and his service was appreciated.

From 2002 until 2011, Mr. Dries was Senior Vice President and Chief Financial Officer of EnPro Industries. EnPro, with approximately 45 manufacturing facilities in North and South America, Europe and Asia, produces a broad range of engineered products including industrial seals, specialty bearings, diesel and natural gas fired engines, and compressor components. From 1985 until 2001, Mr. Dries was employed by United Dominion Industries as Senior Vice President/Chief Financial Officer; Vice President/Corporate Controller; and Manager of Accounting. Earlier in his career he was an auditor at Ernst & Young.

Mr. Dries is a Certified Public Accountant and a graduate of Rutgers University. He lives with his wife, Pat, in Charlotte, North Carolina, and has 4 children.

W. Nicholas Howley, the Chairman and Chief Executive Officer of TransDigm Group stated, “We are pleased that Bill has agreed to become a member of our Board. He is a seasoned executive with broad experience in publicly traded engineered component businesses. We are fortunate to attract an executive of his caliber.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology.

Contact:	Jonathan D. Crandall
Investor Relations
(216) 706-2945
ir@transdigm.com